Exhibit 99

Media Contacts:
Christy Phillips-Brown 704.383.8178
Justin Gioia 314.955.2379
Investor Contacts:
Alice Lehman 704.374.4139
Ellen Taylor 212.214.1904

Press Release Friday, August 15, 2008
WACHOVIA ANNOUNCES GLOBAL AGREEMENT IN PRINCIPLE TO SETTLE AUCTION RATE SECURITIES

CHARLOTTE, N.C. – Wachovia Corporation announced today that it has reached an agreement in principle for a global settlement with the Missouri Secretary of State (as the lead State in the North American Securities Administrators Association task force investigating the marketing and sale of auction rate securities, or ARS), the Attorney General for the State of New York and the Securities and Exchange Commission regarding ARS. Wachovia is pleased that the settlement produces a liquidity solution for its clients who purchased ARS at Wachovia.

“We understand that unprecedented market conditions have created difficulties for our clients, particularly those holding auction rate securities,” said Robert K. Steel, president and chief executive officer of Wachovia Corporation. “We are pleased to announce a comprehensive solution for the liquidity needs of clients who purchased auction rate securities at Wachovia and to resolve this matter with federal and state regulators.”

Daniel J. Ludeman, president and chief executive officer of Wachovia Securities, LLC, said, “Since this issue arose in February when auctions first started to fail, we have played a leading role in encouraging ARS issuers to restore liquidity to all of our clients, including those who have become part of our firm through the Oct. 1, 2007, merger of A.G. Edwards and Wachovia Securities. The dollar value of ARS held by Wachovia Securities clients has been cut by more than 50 percent through redemptions and successful auctions. Today’s agreement in principle underscores our desire to ensure that clients who purchased ARS at Wachovia receive the liquidity they need.”

Terms of the agreement in principle include the following:

•    Wachovia will offer to purchase at par ARS held by all individuals, charities and religious organizations, as well as ARS held by small and medium-sized businesses with account values and household values of $10 million or less, that were purchased at Wachovia on or before Feb. 13, 2008. These purchases will commence no later than November 10, 2008, and conclude no later than Nov. 28, 2008, for clients who accept this offer. ARS that are the subject of functioning auctions will not be eligible for purchase.

•   Wachovia will offer to purchase at par ARS held by all other clients that were purchased at Wachovia on or before Feb. 13, 2008. These purchases will commence no later than June 10, 2009, for clients who accept this offer and conclude no later than June 30, 2009. ARS that are the subject of functioning auctions will not be eligible for purchase.

•   Wachovia will also reimburse investors who can reasonably be identified and who would have been covered by the offer but who sold their ARS below par, between Feb. 13, 2008, and the date of entry of the settlement, for the difference between par and the price at which the investor sold the ARS. The reimbursement will be made by Nov. 28, 2008.

• In addition to Wachovia’s offer to purchase ARS from clients, Wachovia will offer loans to affected clients in need of liquidity until the ARS repurchases occur.

•   Wachovia will refund refinancing fees to municipal ARS issuers who issued ARS in the initial primary market between Aug. 1, 2007, and Feb. 13, 2008, and refinanced those securities after Feb. 13, 2008.

•   Wachovia will pay a total fine of $50 million to the state regulatory agencies, which will be distributed to the States as determined by the North American Securities Administrators Association and the State of New York.

• Wachovia neither admits nor denies allegations of wrongdoing.

As previously disclosed in Wachovia’s Second Quarter Report on Form 10-Q filed with the Securities and Exchange Commission on Aug. 11, 2008, in connection with the expectation of a potential settlement of ARS matters, Wachovia recorded a $500 million pre-tax increase to legal reserves, including amounts reserved for estimated market valuation losses on affected ARS, for the second quarter of 2008, based on estimates and assumptions at the time of the filing. Based on the terms of today’s agreement in principle, the timing and currently estimated amounts of ARS to be purchased in the offer, current market conditions, expected future redemptions, and expected sales by Wachovia to third parties of a portion of ARS to be purchased in the offer, Wachovia currently expects to record a further $275 million pre-tax increase to legal reserves in the third quarter of 2008. Wachovia also currently expects that its Tier 1 capital ratio will decrease by approximately 8 basis points in the third quarter 2008, reflecting the additional increase in legal reserves and the capital impact of the offers. Wachovia does not currently expect that the purchase of ARS under the agreement in principle will have a material effect on capital, liquidity or overall financial results through expected maturities or redemptions of the ARS purchased, or alter Wachovia’s previously announced focus on improving its Tier 1 capital ratio.

Wachovia currently estimates that the par value of ARS currently outstanding and eligible for purchase under the above offers totals approximately $8.5 billion. Following the purchases of ARS by Wachovia pursuant to the offers, and based on expected future redemptions and the expected sales of ARS to third parties described above, Wachovia currently estimates that the amount of ARS that it would hold on its balance sheet as of June 30, 2009, would be approximately $3.1 billion.

About Wachovia

Wachovia Corporation (NYSE:WB) is one of the nation’s largest diversified financial services companies, with assets of $812.4 billion and market capitalization of $33.5 billion at June 30, 2008. Wachovia provides a broad range of retail banking and brokerage, asset and wealth management, and corporate and investment banking products and services to customers through 3,300 retail financial centers in 21 states from Connecticut to Florida and west to Texas and California, and nationwide retail brokerage, mortgage lending and auto finance businesses. Globally, clients are served in selected corporate and institutional sectors and through more than 40 international offices. Our retail brokerage operations under the Wachovia Securities brand name manage more than $1.1 trillion in client assets through 14,600 financial advisors in 1,500 offices nationwide. Online banking is available at wachovia.com; online brokerage products and services at wachoviasec.com; and investment products and services at evergreeninvestments.com.

Forward-Looking Statements

This news release contains various forward-looking statements. A discussion of various factors that could cause Wachovia Corporation’s actual results to differ materially from those expressed in such forward-looking statements is included in Wachovia’s filings with the Securities and Exchange Commission.